Exhibit 99.3
Harleysville National Corporation and Subsidiaries
June 30, 2009 Financial Statements and Notes (unaudited)

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES 6-30-09
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	June 30, 2009	December 31, 2008
	(Unaudited)
Assets
Cash and due from banks	$54,007	$75,305
Interest-bearing deposits in banks	360,053	27,221
Total cash and cash equivalents	414,060	102,526
Residential mortgage loans held for sale (at fair value)	84,778	17,165
Investment securities available for sale (amortized cost, $1,084,411 and $1,186,586, respectively)	1,032,304	1,141,948
Investment securities held to maturity (fair value $32,908 and $50,059, respectively)	33,363	50,434
Federal Home Loan Bank stock, Federal Reserve Bank stock and other investments	44,456	39,279
Loans and leases	3,354,489	3,668,079
Less: Allowance for loan losses	(70,341)	(49,955)
Net loans	3,284,148	3,618,124
Premises and equipment, net	50,027	50,605
Accrued interest receivable	17,875	21,120
Goodwill	27,031	240,701
Intangible assets, net	24,424	27,807
Bank-owned life insurance	88,631	87,081
Other assets	109,230	93,719
Total assets	$5,210,327	$5,490,509
Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$517,108	$479,469
Interest-bearing:
Checking	597,831	556,855
Money market	991,476	1,042,302
Savings	317,196	270,885
Time deposits	1,574,544	1,588,921
Total deposits	3,998,155	3,938,432
Federal funds purchased and short-term securities sold under agreements to repurchase	82,169	136,113
Other short-term borrowings	2,014	984
Long-term borrowings	694,586	759,658
Accrued interest payable	37,653	34,495
Subordinated debt	93,784	93,743
Other liabilities	53,281	52,377
Total liabilities	4,961,642	5,015,802
Shareholders' Equity:
Series preferred stock, par value $1 per share;
Authorized 8,000,000 shares, none issued	—	—
Common stock, par value $1 per share; authorized 200,000,000 shares; issued 43,113,629 and 43,022,387 shares at June 30, 2009 and December 31, 2008, respectively	43,114	43,022
Additional paid in capital	379,951	379,551
(Accumulated deficit) retained earnings	(140,305)	82,295
Accumulated other comprehensive loss	(33,869)	(29,017)
Treasury stock, at cost: 22,718 and 76,635 shares at June 30, 2009 and December 31, 2008, respectively	(206)	(1,144)
Total shareholders' equity	248,685	474,707
Total liabilities and shareholders' equity	$5,210,327	$5,490,509
See accompanying notes to consolidated financial statements.

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
(Dollars in thousands, except per share information)	2009		2008	2009	2008
Interest Income:
Loans and leases, including fees		$46,033	$36,644	$94,189	$75,641
Investment securities:
Taxable		10,453	9,622	22,239	19,376
Exempt from federal taxes		3,320	2,968	6,889	5,939
Federal funds sold and securities purchased under agreements to resell		-	93	-	751
Deposits in banks		239	26	366	62
Total interest income		60,045	49,353	123,683	101,769

Interest Expense:
Savings and money market deposits		5,335	5,661	11,506	13,756
Time deposits		13,936	12,937	28,629	27,438
Short-term borrowings		125	638	253	1,296
Long-term borrowings		7,196	4,928	14,538	9,883
Total interest expense		26,592	24,164	54,926	52,373

Net interest income		33,453	25,189	68,757	49,396
Provision for loan losses		32,000	3,107	39,121	5,067
Net interest income after provision for loan losses		1,453	22,082	29,636	44,329

Noninterest Income:
Service charges		4,304	3,312	8,498	6,425
Gain on sales of investment securities, net		4,945	97	6,897	225
Other-than-temporary impairment losses (“OTTI”) on available for sale securities		(2,709)	-	(9,305)	-
Portion of OTTI losses recognized in other comprehensive loss (before taxes)		2,179	-	7,431	-
Net OTTI losses recognized in operations on available for sale securities		(530)	-	(1,874)	-
Gain on mortgage banking sales, net		2,703	219	4,401	426
Wealth management		4,975	4,615	9,297	8,894
Bank-owned life insurance		770	657	1,548	1,341
Other income		4,544	2,696	9,103	5,117
Total noninterest income		21,711	11,596	37,870	22,428
Net interest income after provision for loan losses and noninterest income		23,164	33,678	67,506	66,757

Noninterest Expense:
Salaries, wages and employee benefits		17,991	14,201	38,270	28,060
Occupancy		3,709	2,441	7,915	5,026
Furniture and equipment		1,483	1,083	3,091	2,177
Intangibles expense		696	631	1,644	1,319
FDIC deposit insurance		5,056	204	7,843	367
Goodwill impairment		214,536	-	214,536	-
Other expense		9,279	5,898	18,072	11,227
Total noninterest expense		252,750	24,458	291,371	48,176

(Loss) income before income taxes		(229,586)	9,220	(223,865)	18,581
Income tax (benefit) expense		(7,083)	1,893	(5,957)	3,950
Net (loss) income		$(222,503)	$7,327	$(217,908)	$14,631

Net (loss) income per share information:
Basic	$	(5.17)	$0.24	$(5.06)	$0.47
Diluted	$	(5.17)	$0.23	$(5.06)	$0.46
Cash dividends per share		$0.01	$0.20	$0.11	$0.40
Weighted average number of common shares:
Basic		43,080,849	31,359,011	43,035,945	31,352,922
Diluted		43,080,849	31,521,608	43,035,945	31,522,029
See accompanying notes to consolidated financial statements.

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Unaudited)
(Dollars and share information in thousands)

Six Months Ended June 30, 2009

	Common Stock	Treasury Stock		Additional	(Accumulated Deficit)	Accumulated Other
	Number of	Number of	Par	Paid	Retained	Comprehensive	Treasury		Comprehensive
	Shares	Shares	Value	In Capital	Earnings	Loss	Stock	Total	Loss

Balance, January 1, 2009	43,022	(76)	$43,022	$379,551	$82,295	$(29,017)	$(1,144)	$474,707
Issuance of stock for stock options, net of excess tax benefits	27	36	27	35	-	-	545	607
Issuance of stock under dividend reinvestment and stock purchase plan	65	40	65	4	-	-	599	668
Conversion of Willow Financial Recognition and Retention Plan shares to treasury	-	(23)	-	206	-	-	(206)	-
Stock based compensation expense	-	-	-	155	-	-	-	155
Net (loss) income	-	-	-	-	(217,908)	-	-	(217,908)	$(217,908)
Other comprehensive loss, net of reclassifications and tax	-	-	-	-	-	(4,852)	-	(4,852)	(4,852)
Cash dividends	-	-	-	-	(4,692)	-	-	(4,692)
Comprehensive loss									$(222,760)
Balance, June 30, 2009	43,114	(23)	$43,114	$379,951	$(140,305)	$(33,869)	$(206)	$248,685

Six Months Ended June 30, 2008

	Common Stock	Treasury Stock		Additional		Accumulated Other
	Number of	Number of	Par	Paid	Retained	Comprehensive	Treasury		Comprehensive
	Shares	Shares	Value	In Capital	Earnings	Loss	Stock	Total	Income (Loss)

Balance, January 1, 2008	31,507	(174)	$31,507	$231,130	$82,311	$(2,566)	$(3,072)	$339,310
Issuance of stock for stock options, net of excess tax benefits	-	40	-	(257)	-	-	716	459
Issuance of stock awards	-	-	-	-	-	-	2	2
Stock based compensation expense	-	-	-	85	-	-	-	85
Net income	-	-	-	-	14,631	-	-	14,631	$14,631
Other comprehensive loss, net of reclassifications and tax	-	-	-	-	-	(14,035)	-	(14,035)	(14,035)
Cash dividends	-	-	-	-	(12,542)	-	-	(12,542)
Comprehensive income									$596
Balance, June 30, 2008	31,507	(134)	$31,507	$230,958	$84,400	$(16,601)	$(2,354)	$327,910

See accompanying notes to consolidated financial statements.

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended
(Dollars in thousands)	June 30,
	2009	2008
Operating Activities:
Net (loss) income	$(217,908)	$14,631
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Provision for loan losses	39,121	5,067
Depreciation	3,278	2,051
Goodwill impairment	214,536	―
Intangibles expense	1,644	1,319
Net amortization of discounts/premiums on investments and borrowings	(2,442)	569
Deferred income tax benefit	(1,952)	(1,828)
Gain on sales of investment securities, net	(6,897)	(225)
Other-than-temporary impairment on investments	1,874	―
Gain on mortgage banking sales, net	(4,401)	(426)
Originations of loans held for sale	(362,195)	(38,077)
Proceeds from sale of loans originated for sale	298,814	38,248
Bank-owned life insurance income	(1,548)	(1,341)
Stock based compensation expense	155	85
Net decrease in accrued interest receivable	3,245	836
Net increase in accrued interest payable	3,158	4,040
Net increase in other assets	(10,227)	(4,410)
Net increase in other liabilities	2,451	3,145
Other, net	(208)	49
Net cash (used in) provided by operating activities	(39,502)	23,733
Investing Activities:
Proceeds from sales of investment securities available for sale	319,655	115,331
Proceeds from maturity or calls of investment securities held to maturity	17,231	3,095
Proceeds from maturity or calls of investment securities available for sale	129,821	106,302
Proceeds, redemption Federal Home Bank stock and reduction in other investments	37	673
Purchases of investment securities available for sale	(342,467)	(274,461)
Purchases of Federal Home Bank stock, Federal Reserve Bank stock and other investments	(5,214)	(4,228)
Proceeds from sale of indirect and residential loans	117,158	―
Other net decrease (increase) in loans	176,981	(43,638)
Net cash paid due to acquisitions, net of cash acquired	(877)	(1,200)
Purchases of premises and equipment	(3,350)	(4,389)
Proceeds from sales of premises and equipment	15	668
Proceeds from sales of other real estate	1,216	347
Net cash provided by (used in) investing activities	410,206	(101,500)
Financing Activities:
Net increase (decrease) in deposits	59,723	(119,910)
(Decrease) increase in federal funds purchased and short-term securities sold under agreements to repurchase	(53,944)	78,199
Increase (decrease) in other short-term borrowings	1,030	(868)
Advances of long-term borrowings	―	50,000
Repayments of long-term borrowings	(62,562)	(23,000)
Cash dividends	(4,692)	(12,542)
Proceeds from the exercise of stock options	607	404
Proceeds from issuance of stock under dividend reinvestment and stock purchase plan	668	―
Excess tax benefits from stock based compensation	―	50
Net cash (used in) provided by financing activities	(59,170)	(27,667)
Net (decrease) increase in cash and cash equivalents	311,534	(105,434)
Cash and cash equivalents at beginning of period	102,526	209,403
Cash and cash equivalents at end of the period	$414,060	$103,969
Cash paid during the period for:
Interest	$54,807	$48,706
Income taxes	$2,058	$12,840
Supplemental disclosure of noncash investing and financing activities:
Transfer of assets from loans to net assets in foreclosure	$1,516	$1,508
See accompanying notes to consolidated financial statements.

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Summary of Significant Accounting Policies

Principles of Consolidation and Basis of Presentation

The accompanying unaudited consolidated financial statements of Harleysville National Corporation (the Corporation) have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) for interim financial information and with instructions to Form 10-Q, and therefore, do not include all of the information and footnotes necessary for a complete presentation of financial condition, results of operations, changes in shareholders’ equity and cash flows in conformity with GAAP. However, all normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the consolidated financial statements, have been included. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008. The results of operations presented for the three and six month periods ended June 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009. The Corporation has evaluated subsequent events for recognition and/or disclosure through August 7, 2009, the date the consolidated financial statements included in this Quarterly Report on Form 10-Q were issued. See Note 14 – Subsequent Events for additional information.

The consolidated financial statements include the Corporation and its wholly owned subsidiaries-Harleysville National Bank (the Bank), HNC Financial Company and HNC Reinsurance Company. Willow Financial Corporation (Willow Financial) and its banking subsidiary are included in the Corporation’s results effective after the market close on December 5, 2008. All significant intercompany accounts and transactions have been eliminated in consolidation and certain prior period amounts have been reclassified to conform to current year presentation.

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and the income and expense in the income statements for the periods presented. Actual results could differ significantly from those estimates. Critical estimates include the determination of the allowance for loan losses, goodwill and other intangible assets impairment, stock-based compensation, fair value measurement for investment securities available for sale, inclusive of other-than-temporary impairment, and deferred income taxes.

For additional information on other significant accounting policies, see Note 1 of the Consolidated Financial Statements of the Corporation’s 2008 Annual Report on Form 10-K.

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 168, “The FASB Accounting Standards CodificationTM (the Codification) and the Hierarchy of Generally Accepted Accounting Principles—a replacement of SFAS No. 162.” The Codification will become the source of authoritative U.S. generally accepted accounting principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (SEC) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of this Statement, the Codification will supersede all existing accounting and reporting standards other than guidance issued by the SEC. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. FAS 168 is not expected to have a material impact on the Corporation’s financial statements, although references to specific guidance in financial statements and future filings will be required to be referenced to the Codification.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets” and SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” which changes the guidance for off-balance-sheet accounting of financial instruments including the way entities account for securitizations and special-purpose entities. SFAS 166 requires more information about sales of securitized financial assets and similar transactions, particularly if the seller retains some risk to the assets. It eliminates the concept of a “qualifying special purpose entity,” changes the requirement for derecognizing financial assets, and requires sellers of the assets to make additional disclosures about them. SFAS 167 alters how a company determines when an entity that is insufficiently capitalized or is not controlled through voting should be consolidated. A company has to determine whether it should provide consolidated reporting of any entity based upon the entity’s purpose and design and the parent company’s ability to direct the entity’s actions. The standards are effective at the start of the first fiscal year beginning after November 15, 2009 and are not anticipated to have a material impact on the Corporation’s financial statements.

Note 1 – Summary of Significant Accounting Policies – Continued

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 is effective for interim and annual periods ending after June 15, 2009. The adoption of FAS 165 did not have any impact on the Corporation’s financial statements although it did result in expanded disclosure with regard to the date for which subsequent events have been evaluated. See Note 1 - Summary of Significant Accounting Policies, “Principles of Consolidation and Basis of Presentation” for additional information.

In April 2009, the FASB issued FASB Staff Positions No. FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability has Significantly Decreased and Identifying Transactions That Are Not Orderly,” No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments,” and No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments.” The FASB issued these three related Staff Positions to clarify the application of SFAS 157, “Fair Value Measurements” (SFAS 157) to fair value measurements in the current economic environment, modify the recognition of other-than-temporary impairments of debt securities, and require companies to disclose the fair values of financial instruments in interim periods. The final Staff Positions are effective for interim and annual periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009, if all three Staff Positions or both the fair-value measurements and other-than-temporary impairment Staff Positions are adopted simultaneously. The Corporation adopted the provisions of these Staff Positions in its quarter ended June 30, 2009 and they did not have a material impact on the Corporation’s financial statements although they did result in expanded disclosures.

Note 2 – Acquisition / Dispositions

During the second quarter of 2009, the Corporation sold loans held for investment of approximately $117.2 million for a net loss of $29,000. The sales consisted of first mortgage residential loans totaling $81.0 million and indirect consumer installment loans totaling $36.2 million. The loans were sold without recourse and subject to customary sale conditions. The sales were part of the Corporation’s strategy to build capital. Additionally, the Corporation decided to exit from the indirect lending business effective June 30, 2009 in order to use capital to build relationship-based business with customers.

Acquisition of Willow Financial Bancorp, Inc.

Effective after the market close on December 5, 2008, the Corporation completed its acquisition of Willow Financial and its wholly owned subsidiary, Willow Financial Bank, a $1.6 billion savings bank with 29 branch offices in Southeastern Pennsylvania, was merged with and into the Bank. In conjunction with this transaction, the Corporation also acquired BeneServ, Inc., a provider of employee benefits services. The Corporation acquired 100% of the outstanding shares of Willow Financial. The Corporation issued 11,515,366 shares of common stock, incurred $7.8 million in acquisition costs which were capitalized and converted stock options with a fair value of $2.0 million for a total purchase price of $168.6 million at the closing on December 5, 2008.

The acquisition of Willow Financial constituted a business combination under SFAS No. 141, “Business Combinations,” and was accounted for using the purchase method. Accordingly, the purchase price was allocated to the respective assets acquired and liabilities assumed based on their estimated fair values on the date of acquisition. The excess of purchase price over the fair value of net assets acquired was recorded as goodwill. Goodwill of $129.9 million was recorded in this transaction with $126.8 million allocated to the Community Banking segment and $3.1 million allocated to the Wealth Management segment. The Corporation also recorded $11.9 million in core deposit intangibles and $2.9 million in other identifiable intangible assets which are being amortized over ten years using the sum of the year’s digits amortization method. The $2.9 million of other identifiable intangibles were allocated to the Wealth Management segment. The purchase price allocation is subject to revision in future periods, including adjustments that may be necessary upon the filing of final tax returns for Willow Financial. The amount of goodwill recorded at December 31, 2008 was increased by $866,000 and the core deposit intangible was reduced by $2.2 million in the first six months of 2009 as a result of additional information obtained for the valuation analysis. The results of operations of Willow Financial have been included in the Corporation’s results of operations since December 5, 2008, the date of acquisition.

Note 2 – Acquisition / Dispositions - Continued

The following are the unaudited pro forma consolidated results of operations of the Corporation for the three and six months ended June 30, 2008 as though Willow Financial had been acquired on January 1, 2008:

	Three months ended	Six months ended
(Dollars in thousands, except for per share data)	June 30, 2008

Total interest income	$70,481	$146,035
Total interest expense	31,636	69,179
Net interest income	38,845	76,856

Provision for loan losses	4,795	7,579
Net interest income after provision for loan losses	34,050	69,277

Total non-interest income	13,403	28,736
Total non-interest expense	40,005	80,122

Income before income taxes	7,448	17,891

Income tax expense (1)	1,628	4,591

Net income	$5,820	$13,300

Basic earnings per share	$0.14	$0.31
Diluted earnings per share	$0.14	$0.31

(1)	Tax effects are reflected at an assumed rate of 35%

AICPA Statement of Position 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer” (SOP 03-3) addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in purchase business combinations. SOP 03-3 does not apply to loans originated by the Corporation. The Corporation’s assessment identified $14.4 million in acquired loans from Willow Financial to which the application of the provisions of SOP 03-3 was required. At June 30, 2009 and December 31, 2008, the Corporation acquired loans within the scope of SOP 03-3 had an unpaid principal balance of $13.1 million and $14.4 million, respectively. At June 30, 2009 and December 31, 2008, these loans had a carrying value of $7.0 million and $8.1 million, respectively. As a result of the application of SOP 03-3, the Corporation’s loan balance reflects net purchase accounting adjustments resulting in a reduction in loans of $6.1 million related to acquired impaired loans at June 30, 2009. Income recognition under this SOP is dependent on having a reasonable expectation about the timing and amount of cash flows expected to be collected. The loans deemed impaired under this SOP were considered collateral dependent, however the timing of the sale of loan collateral is indeterminate and as such the loans will remain on non-accrual status and will have no accretable yield. The Corporation is using the cash basis method of interest income recognition.

The following are the loans acquired from Willow Financial for which it was probable at June 30, 2009 that all contractually required payments would not be collected:

(Dollars in thousands)
Contractually required payments at June 30, 2009:
Real estate	$6,958
Commercial and industrial	6,151
Total	$13,109
Cash flows expected to be collected at June 30, 2009	$7,003

The following is the carrying value by category as of June 30, 2009:

(Dollars in thousands)
Real estate	$4,016
Commercial and industrial	2,987
Total carrying value	$7,003

Note 3 – Investment Securities

The amortized cost, unrealized gains and losses, and the estimated fair value of the Corporation’s investment securities available for sale and held to maturity are as follows:

	June 30, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Available for sale
Obligations of U.S. government agencies and corporations	$500	$—	$—	$500
Obligations of states and political subdivisions	283,117	5,635	(4,094)	284,658
Residential mortgage-backed securities	720,077	8,469	(22,081)	706,465
Trust preferred pools/collateralized debt obligations	49,055	354	(38,049)	11,360
Corporate bonds	8,858	18	(617)	8,259
Equity securities	22,804	103	(1,845)	21,062
Total investment securities available for sale	$1,084,411	$14,579	$(66,686)	$1,032,304
Held to maturity
Obligations of states and political subdivisions	$33,363	$74	$(529)	$32,908
Total investment securities held to maturity	$33,363	$74	$(529)	$32,908

	December 31, 2008
	Amortized Cost		Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(Dollars in thousands)
Available for sale
Obligations of U.S. government agencies and corporations	$93,501	$	$ 419	$(26)	$93,894
Obligations of states and political subdivisions	288,415		4,798	(6,338)	286,875
Residential mortgage-backed securities	710,385		14,389	(19,291)	705,483
Trust preferred pools/collateralized debt obligations	50,214		734	(35,084)	15,864
Corporate bonds	21,073		286	(3,192)	18,167
Equity securities	22,998		57	(1,390)	21,665
Total investment securities available for sale	$1,186,586		$20,683	$(65,321)	$1,141,948
Held to maturity
Obligations of U.S. government agencies and corporations	$3,880		$ 122	$—	$4,002
Obligations of states and political subdivisions	46,554		119	(616)	46,057
Total investment securities held to maturity	$50,434		$ 241	$(616)	$50,059

Note 3 – Investment Securities - Continued

The tables below indicate the length of time individual securities have been in a continuous unrealized loss position at June 30, 2009 and December 31, 2008:

	June 30, 2009
	Less than 12 months			12 months of longer			Total
Description of	# of	Fair	Unrealized	# of	Fair	Unrealized	# of	Fair	Unrealized
Securities	Securities	Value	Losses	Securities	Value	Losses	Securities	Value	Losses
	(Dollars in thousands)
Obligations of states and political subdivisions	186	$138,150	$(3,758)	25	$15,525	$(865)	211	$153,675	$(4,623)
Residential mortgage-backed securities	34	234,922	(4,343)	49	96,421	(17,738)	83	331,343	(22,081)
Trust preferred pools/collateralized debt obligations	5	596	(3,753)	12	9,189	(34,296)	17	9,785	(38,049)
Corporate bonds	1	16	(41)	2	6,724	(576)	3	6,740	(617)
Equity securities	10	19,283	(1,176)	4	1,248	(669)	14	20,531	(1,845)
Totals	236	$392,967	$(13,071)	92	$129,107	$(54,144)	328	$522,074	$(67,215)

	December 31, 2008
	Less than 12 months			12 months of longer			Total
Description of	# of	Fair	Unrealized	# of	Fair	Unrealized	# of	Fair	Unrealized
Securities	Securities	Value	Losses	Securities	Value	Losses	Securities	Value	Losses
	(Dollars in thousands)
Obligations of U.S. government agencies and corporations	3	$29,145	$(26)	—	$—	$—	3	$29,145	$(26)
Obligations of states and political subdivisions	290	202,231	(6,715)	11	5,416	(239)	301	207,647	(6,954)
Residential mortgage-backed securities	35	121,085	(16,303)	36	48,851	(2,988)	71	164,936	(19,291)
Trust preferred pools/collateralized debt obligations	4	711	(4,349)	11	9,999	(30,732)	15	10,710	(35,081)
Corporate bonds	4	9,417	(1,127)	3	4,652	(1,801)	7	14,069	(2,928)
Equity securities	9	18,134	(528)	6	2,956	(1,129)	15	21,090	(1,657)
Totals	345	$380,723	$(29,048)	67	$66,874	$(36,889)	412	$447,597	$(65,937)

Management believes that the unrealized losses associated with the securities portfolio, are temporary in nature since they are not related to the underlying credit of the issuers, and the Corporation has the ability and intent to hold these investments for the time necessary to recover its cost which may be at maturity (i.e. these i nvestments have contractual maturities that, absent credit default, ensure a recovery of cost).  In making its other-than temporary evaluation, management considered the fact that the expected cash flow is not affected by the underlying collateral or issuer. Other factors considered in evaluating the securities portfolio for other-than-temporary impairment are the length of time and the extent to which the fair value has been below the cost, analyst reports, analysis of the current interest rate environment, anticipated volatility in the market and the underlying credit rating of the issuers. In certain cases where sufficient data is not available, a cash flow model is utilized.

The change in the unrealized  losses on securities other than obligations of U.S. government agencies and corporations, which includes certain collateralized mortgage obligations and collateralized debt obligations were caused by changes in interest rates, credit spread and liquidity issues in the marketplace. As of June 30 , 2009 and December 31, 2008, there were 92 and 67 individual securities, respectively, in a continuous unrealized loss position for twelve months or longer. The Corporation recognized other-than temporary impairment (OTTI) charges totaling $530,000 during the second quarter of 2009 as a result of deterioration in two collateralized mortgage obligation investments. As relevant observable inputs did not exist, a cash flow model was utilized to determine the fair value of the impaired securities.

Note 3 – Investment Securities - Continued

On a quarterly basis, the Corporation formally evaluates its investment securities for other than temporary impairment.  OTTI losses on individual investment securities were recognized during the six months ended June 30, 2009 according to FSP FAS 115-2 and FAS 124-2.  In accordance with this new guidance, credit related OTTI is recognized in earnings and the noncredit portion on securities not expected to be sold is recognized in other comprehensive income.  The credit related OTTI recognized in earnings during the three months and six months ended June 30, 2009 was $530,000 and $1.9 million, respectively. These impairment charges related to collateralized debt obligations, collateralized mortgage obligations and equity securities. Noncredit related OTTI recognized in OCI during the three months and six months ended June 30, 2009 was $2.2 million and $7.4 million, respectively.

The following table provides a cumulative roll forward of credit losses recognized in earnings for debt securities held and not intended to be sold:

(Dollars in thousands)	Debt Securities

Estimated credit losses as of January 1, 2009	$—
Additions for credit losses not previously recognized	1,673
Estimated credit losses as of June 30, 2009	$1,673

The Corporation utilizes a third party valuation specialist for those securities which have insufficient observable market data available to determine the fair value.  All relevant data inputs and the appropriateness of key model assumptions are reviewed by management. These assumptions include, but were not limited to collateral performance projections, historical and projected defaults, and discounted cash flow modeling.

On a quarterly basis, all pooled trust preferred security investments for which the fair value of the investment is less than its amortized cost basis are reviewed for OTTI.  For those securities in a loss position, a detailed analysis is performed by management to assess them for OTTI as described below.  Management will also assess if the Corporation has the ability and intent to hold the security until the market recovers or maturity for all securities.

In evaluating the pooled trust preferred securities for credit related OTTI, the Corporation considered the following:
•	The length of time and the extent to which the fair value has been less than the amortized cost basis
•	Adverse conditions specifically related to the security, industry, or geographic area
•	The historical and implied volatility of the fair value of the security
•	The payment structure of the debt security
•	Failure of the underlying issuers to make scheduled interest or principal payments
•	Any changes to the rating of the security
•	Recoveries or additional declines in fair value subsequent to the balance sheet date.

After evaluating the criteria above, if certain ratios such as excess collateral, principal shortfall and interest shortfall conditions suggest an uncertainty of future recovery of principal and interest, a discounted cash flow model is obtained from the third party investment specialist.

For the collateralized mortgage obligation portfolio, a detailed analysis is performed involving a review of delinquency data in relation to projected current credit enhancement and coverage levels based upon certain stress factors.  This analysis includes a review of third-party investment summary reports to assess the length of time in a loss position and changes in credit ratings. If the calculated principal loss exceeds the current credit enhancement, additional evaluation is required to determine what, if any impairment would be recorded. In order to determine the existence of OTTI, related data such as foreclosures, bankruptcy and real estate owned is analyzed to calculate a default percentage. Based upon completion of the stressed discounted cash flow analysis performed on two collateralized mortgage obligation investments, credit related OTTI charges on collateralized mortgage obligations totaling $530,000 and  $683,000 were recorded for the three and six months ended June 30, 2009, respectively.  The OTTI charges were recorded as the full contractual principal due is not expected to be recovered upon maturity of the security. The credit related OTTI charge was recorded for the portion deemed uncollectible.

For the other debt securities in the Corporation’s portfolio, while several are in an unrealized loss position, the analysis supports the Corporation’s assumption that future cashflows will not be impacted and the full amount of contractual principal and interest payments will be realized upon maturity.

Note 3 – Investment Securities – Continued

The following table provides additional information related to the Corporation’s trust preferred pools/collateralized debt obligations:

(Dollars in thousands)
As of June 30, 2009	Book Value	Fair Value	Unrealized (Loss) Gain	Deferral/Default as % of Collateral

Single Issuer:
AAA Rated	$6,044	$3,740	$(2,304)	n/a
A Rated	4,331	2,857	(1,474)	n/a
Not Rated	419	522	103	n/a
Total Single Issuers	$10,794	$7,119	$(3,675)

Pooled:
A Rated	$418	$493	$75	2.6%
B Rated	10,185	1,697	(8,488)	12.0%
Noninvestment grade	27,658	2,051	(25,607)	14.5%
Total Pooled	$38,261	$4,241	$(34,020)

Total Preferred Securities	$49,055	$11,360	$(37,695)

The pooled trust preferred security portfolios as of June 30, 2009 includes all Class B tranches except for one security which is in a Class C tranche. The number of banks in each pooled trust preferred security issuance at June 30, 2009 ranges from nine to sixty-five.

Securities with a carrying value of $797.9 million and $100.4 million at June 30, 2009 and December 31, 2008, respectively, were pledged to secure public funds, customer trust funds, government deposits and repurchase agreements.

Accrued interest receivable on investment securities was $6.9 million and $8.5 million at June 30, 2009 and December 31, 2008, respectively.

Note 3 – Investment Securities - Continued

The amortized cost and estimated fair value of investment securities, at June 30, 2009, by contractual maturities are shown in the following table. Actual maturities will differ from contractual maturities because issuers and borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2009
	Held to Maturity		Available for Sale
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(Dollars in thousands)
Due in one year or less:
Obligations of states and political subdivisions	$—	$ —	$ 1,250	$ 1,251
Corporate bonds	—	—	1,001	1,009
Total due on one year or less	—	—	2,251	2,260

Due after one year through five years:
Obligations of U.S. government agencies and corporations	—	—	500	500
Obligations of states and political subdivisions	—	—	1,294	1,363
Corporate bonds	—	—	5,062	4,918
Total due after one year through five years	—	—	6,856	6,781

Due after five years through ten years:
Obligations of states and political subdivisions	9,836	9,771	86,361	86,418
Corporate bonds	—	—	2,738	2,316
Total due after five years through ten years	9,836	9,771	89,099	88,734

Due after ten years:
Obligations of states and political subdivisions	23,527	23,137	194,212	195,626
Trust preferred pools/collateralized debt obligations	—	—	49,055	11,360
Corporate bonds	—	—	57	16
Total due after ten years	23,527	23,137	243,324	207,002

Residential mortgage-backed securities	—	—	720,077	706,465
Equity securities	—	—	22,804	21,062
Totals	$33,363	$32,908	$1,084,411	$1,032,304

Proceeds from the sales of investment securities available for sale for the six months ended June 30, 2009 and 2008 were $319.7 million and $115.3 million, respectively. The components of net realized gains on sales of investment securities were as follows:

	Six Months Ended June 30,
	2009	2008
	(Dollars in thousands)
Gross realized gains	$8,120	$509
Gross realized losses	(1,223)	(284)
Net realized gain on sales of investment securities	$6,897	$225

The Corporation also holds investments in the Federal Home Loan Bank of Pittsburgh (“FHLB”) stock totaling $31.3 million as of June 30, 2009 and December 31, 2008. The Corporation is required to maintain a minimum amount of FHLB stock as determined by its borrowing levels. As the FHLB stock is not a marketable instrument, it does not have a readily marketable determinable fair value and is not accounted for in a similar manner to other investment securities. The Corporation accounts for the investment in FHLB stock in accordance with AICPA Statement of Position No. 01-6, “Accounting by Certain Entities that Lend to or Finance the Activities of Other.” According to SOP 01-6, FHLB stock is generally viewed as a long-term investment with its value based on the ultimate recoverability of the par value rather than by recognizing temporary declines in value. The Corporation considers criteria as required by SOP 01-6 in determining the ultimate recoverability of the par value such as 1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted, 2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, 3) the impact of regulatory changes on the FHLB and on its customer base, and 4) the liquidity position of the FHLB. The Corporation has considered the FHLB’s announcement on December 23, 2008 of the suspension of its dividend and capital stock repurchases in the assessment for impairment. Despite the significant decline in net assets of the FHLB and the corresponding decline in equity balances, the capital ratios for the FHLB remain above regulatory required levels. Liquidity levels of the FHLB appear appropriate and the future operating performance is expected to support the anticipated level of common stock redemptions. In addition, FHLB institutions are generally not required to redeem membership stock until five years after the membership is terminated.  Based upon review of the most recent financial statements of FHLB Pittsburgh, management believes it is unlikely that the stock would be redeemed in the future at a price below its par value and therefore management believes that no impairment is necessary related to the FHLB stock at June 30, 2009.

Note 4 – Goodwill and Other Intangibles

Goodwill and identifiable intangibles were $27.0 million and $21.8 million, respectively at June 30, 2009, and $240.7 million and $26.2 million, respectively at December 31, 2008. The goodwill and identifiable intangibles balances resulted from acquisitions. During the first six months of 2009, the Corporation recorded purchase accounting adjustments related to the Willow Financial acquisition which increased goodwill by $866,000 and reduced the core deposit intangible by $2.2 million. For further information related to acquisitions, see Note 2 – Acquisitions. Also, during the second quarter of 2009, the Corporation recorded a goodwill impairment charge of $214.5 million related to the Community Banking segment, resulting from the decrease in market value arising in the second quarter of 2009 caused by underlying capital and credit concerns which was valued through the Agreement and Plan of Merger dated July 26, 2009 between First Niagara Financial Group, Inc. (“First Niagara”) and the Corporation in which the Corporation will be merged into First Niagara.  This impairment was determined based on the announced sale price of the Corporation to First Niagara for $5.50 per share.  For further information related to the merger, see Note 14 – Subsequent Events.

The changes in the carrying amount of goodwill by business segment were as follows:

	Community Banking	Wealth Management	Total
	(Dollars in thousands)
Balance, January 1, 2009	$222,381	$18,320	$240,701
Purchase accounting adjustments for acquisitions	866	—	866
Goodwill impairment	(214,536)	—	(214,536)
Balance, June 30, 2009	$8,711	$18,320	$27,031

The gross carrying value and accumulated amortization related to core deposit intangibles and other identifiable intangibles at June 30, 2009 and December 31, 2008 are presented below:
	June 30,			December 31,
	2009			2008
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(Dollars in thousands)
Core deposit intangibles	$21,083	$4,458	$23,256	$2,692
Other identifiable intangibles	7,209	2,049	7,209	1,524
Total	$28,292	$6,507	$30,465	$4,216

Management performs an annual review of goodwill and other identifiable intangibles in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Prior to the announcement of the merger agreement with First Niagara, the annual impairment analysis had been completed during the second quarter and management was in the process of assessing potential triggering events that may have occurred subsequent to that annual measurement. The possible triggering events that were under evaluation included the continued decline of stock price accompanied by the communication of Individual Minimum Capital Ratio requirements from the Office of the Comptroller of the Currency. This analysis was superseded as the announced merger provided an actual fair value for the Corporation. No impairment was identified relating to the Corporation’s Wealth Management segment or other identifiable intangible assets as a part of this annual review.

The amortization of core deposit intangibles allocated to the Community Banking segment was $767,000 and $390,000 for the second quarter of 2009 and 2008, respectively, and $1.8 million and $795,000 for the six months ended June 30, 2009 and 2008, respectively. Amortization of identifiable intangibles related to the Wealth Management segment totaled $262,000 and $131,000 for the second quarter of 2009 and 2008, respectively, and $525,000 and $292,000 for the six months ended June 30, 2009 and 2008, respectively. The Corporation estimates that aggregate amortization expense for core deposit and other identifiable intangibles will be $3.7 million, $3.3 million, $2.7 million, $2.3 million and $2.6 million for 2009, 2010, 2011, 2012 and 2103, respectively.

Mortgage servicing rights of $2.6 million and $1.6 million at June 30, 2009 and December 31, 2008, respectively are included on the Corporation’s balance sheet in other intangible assets and subsequently measured using the amortization method. The mortgage servicing rights had a fair value of $2.7 million and $1.6 million at June 30, 2009 and December 31, 2008, respectively. In accordance with the provisions of SFAS No.156, “Amending Accounting for Separately Recognized Servicing Assets and Liabilities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” the Corporation recorded a reduction of intangibles expense related to the valuation of its mortgage servicing on its consolidated statements of operations of $608,000 and $100,000 during the second quarter of 2009 and 2008, respectively, and $1.1 million and $12,000 for the six months ended June 30, 2009 and 2008, respectively. The Corporation recorded amortization of mortgage servicing rights in intangibles expense on its consolidated statements of operations of $274,000 and $123,000 for the second quarter of 2009 and 2008, respectively, and $448,000 and $245,000 for the six months ended June 30, 2009 and 2008, respectively.

Note 5 – Trust Preferred Subordinated Debentures

As of June 30, 2009, the Corporation has six statutory trust affiliates (collectively, the Trusts). These trusts were formed to issue mandatorily redeemable trust preferred securities to investors and loan the proceeds to the Corporation for general corporate purposes. The Trusts hold, as their sole assets, subordinated debentures of the Corporation totaling $105.5 million at June 30, 2009 and December 31, 2008. The trust preferred securities represent undivided beneficial interests in the assets of the Trusts. The financial statement carrying value of the trust preferred subordinated debentures, net of a purchase accounting fair value adjustment of approximately $15.0 million from the acquisition of Willow Financial, is $93.8 million at June 30, 2009 and $93.7 million at December 31, 2008.  The Corporation owns all of the trust preferred securities of the Trusts and has accordingly recorded $3.3 million in other assets on the consolidated balance sheets at June 30, 2009 and December 31, 2008 representing its investment in the common securities of the Trusts.  As the shareholders of the trust preferred securities are the primary beneficiaries, the Trusts qualify as variable interest entities under FIN 46R and are not consolidated in the Corporation’s financial statements.

The trust preferred securities require quarterly distributions to the holders of the trust preferred securities at a rate per annum equal to the interest rate on the debentures held by that trust. The Corporation has the right to defer payment of interest on the debentures, at any time or from time to time for a period not exceeding five years, provided that no extension period may extend beyond the stated maturity of the debentures. During any such extension period, distributions on the trust securities will also be deferred, and the Corporation shall not pay dividends or distributions on, or redeem, purchase or acquire any shares of its capital stock.

The trust preferred securities must be redeemed upon the stated maturity dates of the subordinated debentures. The Corporation may redeem the debentures, in whole but not in part, (except for Harleysville Statutory Trust II and Willow Grove Statutory Trust I which may be redeemed in whole or in part) at any time within 90 days at the specified special event redemption price following the occurrence of a capital disqualification event, an investment company event or a tax event as set forth in the indentures relating to the trust preferred securities and in each case subject to regulatory approval. For HNC Statutory Trust II, III and IV, East Penn Statutory Trust I and Willow Grove Statutory Trust I, the Corporation also may redeem the debentures, in whole or in part, at the stated optional redemption dates (after five years from the issuance date) and quarterly thereafter, subject to regulatory approval if required. The optional redemption price is equal to 100% of the principal amount of the debentures being redeemed plus accrued and unpaid interest on the debentures to the redemption date. For Harleysville Statutory Trust I, the Corporation may redeem the debt securities, in whole or in part, at the stated optional redemption date of February 22, 2011 and semi-annually thereafter, subject to regulatory approval if required. The redemption price on February 22, 2011 is equal to 105.10% of the principal amount, and declines annually to 100.00% on February 22, 2021 and thereafter, plus accrued and unpaid interest on the debentures to the redemption date. The Corporation’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations under the trust preferred securities.

The following table is a summary of the subordinated debentures as of June 30, 2009 as originated by the Corporation and assumed from the acquisitions of Willow Financial and East Penn Financial:

Trust Preferred Subordinated Debentures	Principal Amount of Subordinated Debentures	Principal Amount of Trust Preferred Securities
	(Dollars in thousands)
Issued to Harleysville Statutory Trust I in February 2001, matures in February 2031, interest rate of 10.20% per annum	$5,155	$5,000
Issued to HNC Statutory Trust II in March 2004, matures in April 2034, interest rate of three-month London Interbank Offered Rate (LIBOR) plus 2.70% per annum	20,619	20,000
Issued to HNC Statutory Trust III in September 2005, matures in November 2035, bearing interest at 5.67% per annum through November 2010 and thereafter three-month LIBOR plus 1.40% per annum	25,774	25,000
Issued to HNC Statutory Trust IV in August 2007, matures in October 2037, bearing interest at 6.35% per annum through October 2012 and thereafter three-month LIBOR plus 1.28% per annum	23,196	22,500
Issued to East Penn Statutory Trust I in July 2003, matures in September 2033, interest rate of 6.80% per annum through September 2008 and thereafter at three-month LIBOR plus 3.10% per annum	8,248	8,000
Issued to Willow Grove Statutory Trust I in March 2006, matures in June 2036, interest rate of three-month LIBOR plus 1.31% per annum	25,774	25,000
Total	$108,766	$105,500

Note 6 - Pension Plans

The Corporation had a non-contributory defined benefit pension plan covering substantially all employees. The plan’s benefits were based on years of service and the employee’s average compensation during any five consecutive years within the ten-year period preceding retirement. On October 31, 2007, the Corporation announced that it formally amended its pension plan to provide for its termination. Employees ceased to accrue additional pension benefits as of December 31, 2007, and pension benefits are not being provided under a successor pension plan. All retirement benefits earned in the pension plan as of December 31, 2007 were preserved and all participants became fully vested in their benefits upon plan termination. The Corporation recorded a one-time pre-tax charge related to the pension plan curtailment of approximately $1.9 million in 2007. On July 3, 2008, the Corporation purchased $896,000 of terminal funding annuity contracts for participants in pay status at that time. During 2008, the majority of assets were distributed to those participants that elected lump sum payments.

In March 2009, the Corporation made a final contribution of $371,000 to the pension plan, which together with the remaining plan assets, was utilized to purchase $435,000 in terminal funding annuity contracts for any remaining participants entering pay status. No further contributions are required to this pension plan.

The Corporation maintains a 401(k) defined contribution retirement savings plan which allows employees to contribute a portion of their compensation on a pre-tax and/or after-tax basis in accordance with specified guidelines. The Corporation previously matched 50% of pre-tax employee contributions up to a maximum of 3% and additionally all eligible employees previously received a company funded basic contribution to the 401(k) plan equal to 2% of eligible earnings. On March 12, 2009, the Corporation’s Board of Directors approved an amendment to the 401(k) plan providing for the suspension of the Corporation’s basic and matching contributions effective for the April 17, 2009 employee bi-weekly pay period until further notice by the Board of Directors. The Corporation expects suspension of employer contributions will result in retirement-related expense savings of approximately $1.8 million during 2009. Contribution charged to earnings for the three months ended June 30, 2009 and 2008, were $97,000 and $446,000, respectively, and for the six months ended June 30, 2009 and 2008 were $685,000 and $882,000, respectively.

Willow Financial Bank Employee Stock Ownership Plan

In connection with the acquisition of Willow Financial on December 5, 2008, the Corporation assumed the Willow Financial Bank 401(k)/ Employee Stock Ownership Plan (ESOP). As of December 5, 2008, the 401(k)/ESOP was frozen with termination and final distributions pending approval by the appropriate regulatory authorities. No additional contributions to the plan will be accepted, but loan repayments by participants are permitted. At December 5, 2008, the ESOP portion of the plan had two outstanding loans with a total principal balance of $4.2 million due to Willow Financial Bancorp, Inc. The shares originally purchased with the loan funds were held in a suspense account for allocation among the participants as the loans are repaid. Shares released from the loan collateral were in an amount proportional to repayment of the original ESOP loans. At June 30, 2009, there were 324,113 unallocated ESOP shares remaining to be utilized to pay down the remaining loan principal balance. Upon repayment of the loans, any remaining shares will be allocated to the participants.

Note 7 – Authorized Shares of Common Stock and Dividend Reinvestment and Stock Purchase Plan

On May 12, 2009, the Corporation amended its Articles of Incorporation to increase the number of authorized shares of the Corporation’s common stock, par value, $1.00 per share, from 75,000,000 to 200,000,000 shares. The amendment was previously approved and adopted by the Corporation’s shareholders at the annual meeting of shareholders held on April 28, 2009.

On March 12, 2009, the Corporation’s Board of Directors approved amendments to the Corporation’s Dividend Reinvestment and Stock Purchase Plan (DRIP) designed to provide additional benefits for existing shareholders. Beginning April 6, 2009, shareholders could reinvest all or part of their dividends in additional shares of common stock or make additional cash investments for a minimum of $100 and up to $100,000 per calendar quarter, an increase from the prior quarterly limitation of $5,000. In addition, beginning April 6, 2009, existing shareholders could receive a ten percent discount to the market price of the Corporation’s shares on the date shares are purchased. The ten percent discount to the market price was available for all investments made in the Corporation’s shares through the Corporation’s DRIP. This action was part of the Corporation’s ongoing capital enhancement program. On April 28, 2009, the Board of Directors suspended the DRIP until further notice.

Note 8 – Stock-Based Compensation

The Corporation has four shareholder approved fixed stock option plans that allow the Corporation to grant options up to an aggregate of 3,797,861 shares of common stock to key employees and directors. At June 30, 2009, 2,579,179 stock options had been granted under the stock option plans. The options have a term of ten years when issued and typically vest over a five-year period. The options granted during 2008 have a term of seven years and vest over three years. The exercise price of each option is the market price of the Corporation’s stock on the date of grant. Additionally, at June 30, 2009, the Corporation had 556,506 assumed stock options from the Willow Financial acquisition completed in 2008. The options have a term of ten years and are exercisable at prices ranging from $5.19 to $22.34. Also, at June 30, 2009, the Corporation had 25,480 assumed stock options from the East Penn Financial acquisition completed in 2007. The options have a term of ten years and are exercisable at prices ranging from $5.94 to $13.07.

The Corporation recognizes compensation expense for stock options in accordance with SFAS 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)) adopted at January 1, 2006 under the modified prospective application method of transition. Prior to January 1, 2006, the Corporation followed SFAS 123 and Accounting Principles Board (APB) 25 with pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS 123 had been applied. The Corporation recognizes compensation expense for the portion of outstanding awards at January 1, 2006 for which the requisite service has not yet been rendered, based on the grant-date fair value of those awards calculated under SFAS 123 for pro forma disclosures. For the six months ended June 30, 2009 and 2008, there were no options granted.

Grants subject to a service condition were awarded by the Corporation in 2008 and 2006 while grants subject to a market condition were awarded in 2007. For grants subject to a service condition that were awarded on or after January 1, 2006, the Corporation utilizes the Black-Scholes option-pricing model (as used under SFAS 123) to estimate the fair value of each option on the date of grant. The Black-Scholes model takes into consideration the exercise price and expected life of the options, the current price of the underlying stock and its expected volatility, the expected dividends on the stock and the current risk-free interest rate for the expected life of the option.

For grants subject to a market condition that were awarded in 2007, the Corporation utilized a Monte Carlo simulation to estimate the fair value and determine the derived service period. Compensation is recognized over the derived service period with any unrecognized compensation cost immediately recognized when the market condition is met. These awards vest when the Corporation’s common stock reaches targeted average trading prices for 30 days within five years from the grant date. Vesting cannot commence before six months from the grant date. The term and exercise price of the options are the same as previously mentioned. The fair value and derived service period (the median period in which the market condition is met) were determined using a Monte Carlo simulation taking into consideration the weighted average dividend yield based on historical data, weighted-average expected volatility based on historical data, the risk-free rate, the weighted average expected life of the option and a uniform post-vesting exercise rate (mid-point of vesting and contractual term).

Expected volatility is based on the historical volatility of the Corporation’s stock over the expected life of the grant. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury strip rate in effect at the time of the grant. The life of the option is based on historical factors which include the contractual term, vesting period, exercise behavior and employee terminations.

In accordance with SFAS 123(R), stock-based compensation expense is based on awards that are ultimately expected to vest and therefore has been reduced for estimated forfeitures. The Corporation estimates forfeitures using historical data based upon the groups identified by management. Stock-based compensation expense was $76,000 and $38,000 for the three months ended June 30, 2009 and 2008, respectively, and $155,000 and $85,000, for the six months ended June 30, 2009 and 2008, respectively.

A summary of option activity under the Corporation’s stock option plans as of June 30, 2009, and changes during the six months ended June 30, 2009 is presented in the following table. The number of shares and weighted-average share information have been adjusted to reflect stock dividends.

Options	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2009	1,648,723	$15.28
Granted	—	—
Exercised	(63,495)	9.10
Forfeited (unvested)	(2,354)	19.61
Cancelled (vested)	(103,956)	16.42

Outstanding at June 30, 2009	1,478,918	$15.46	3.77	$—

Exercisable at June 30, 2009	1, 218,490	$15.60	3.17	$—

Note 8 – Stock-Based Compensation – Continued

The total intrinsic value of options exercised during the six months ended June 30, 2009 and 2008 were $269,000 and $180,000, respectively. Intrinsic value is measured using the fair market value price of the Corporation’s common stock less the applicable exercise price.

A summary of the status of the Corporation’s nonvested shares as of June 30, 2009 is presented below:

Nonvested Shares	Shares	Weighted-Average Grant-Date Fair Value

Nonvested at January 1, 2009	263,664	$3.74

Granted	—	—

Vested	(882)	5.42

Forfeited	(2,354)	5.25

Nonvested at June 30, 2009	260,428	$3.72

As of June 30, 2009, there was a total of $691,000 of unrecognized compensation cost related to nonvested awards under stock option plans. This cost is expected to be recognized over a weighted-average period of 2.3 years. The total fair value of shares vested during the six months ended June 30, 2009 and 2008 was $5,000 and $20,000, respectively. The tax benefit realized for the tax deductions from option exercises totaled $40,000 and $63,000 for the six months ended June 30, 2009 and 2008, respectively.

Note 9 – (Loss) Earnings Per Share

Basic (loss) earnings per share excludes dilution and are computed by dividing (loss) income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

The calculations of basic and diluted (loss) earnings per share are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2009	2008	2009	2008

Basic (loss) earnings per share
Net (loss) income available to common shareholders	$(222,503)	$7,327	$(217,908)	$14,631
Weighted average common shares outstanding	43,080,849	31,359,011	43,035,945	31,352,922
Basic (loss) earnings per share	$(5.17)	$0.24	$(5.06)	$0.47

Diluted (loss) earnings per share
Net (loss) income available to common shareholders and assumed conversions	$(222,503)	$7,327	$(217,908)	$14,631
Weighted average common shares outstanding	43,080,849	31,359,011	43,035,945	31,352,922
Dilutive potential common shares (1), (2)	—	162,597	—	169,107
Total diluted weighted average common shares outstanding	43,080,849	31,521,608	43,035,945	31,522,029
Diluted (loss) earnings per share	$(5.17)	$0.23	$(5.06)	$0.46

(1)	Includes incremental shares from assumed conversions of stock options.
(2)
Antidilutive options have been excluded in the computation of diluted (loss) earnings per share because the options’ exercise prices were greater than the average market price of the common stock. For the three and six months ended June 30, 2009, there were 1,423,227 antidilutive options at an average price of $15.86. For the three and six months ended June 30, 2008, there were 529,916 antidilutive options at an average price of $21.15, respectively.

Note 10 – Comprehensive (Loss) Income and Accumulated Other Comprehensive (Loss) Income

The components of other comprehensive (loss) income are as follows:

Comprehensive (Loss) Income

(Dollars in thousands)	Before tax	Tax Benefit	Net of tax
Six months ended June 30, 2009	Amount	(Expense)	amount
Net unrealized losses on available for sale securities:
Net unrealized holding losses arising during period	$(2,446)	$856	$(1,590)
Less reclassification adjustment for net gains realized in net income	6,897	(2,414)	4,483
Less reclassification adjustment for other-than-temporary impairment of available for sale securities recognized in net income	(1,874)	656	(1,218)
Net unrealized losses	(7,469)	2,614	(4,855)
Change in fair value of derivatives used for cash flow hedges	3	—	3
Other comprehensive loss, net	$(7,466)	$2,614	$(4,852)

(Dollars in thousands)	Before tax	Tax Benefit	Net of tax
Six months ended June 30, 2008	Amount	(Expense)	amount
Net unrealized losses on available for sale securities:
Net unrealized holding losses arising during period	$(21,479)	$7,518	$(13,961)
Less reclassification adjustment for net gains realized in net income	225	(79)	146
Net unrealized losses	(21,704)	7,597	(14,107)
Change in fair value of derivatives used for cash flow hedges	111	(39)	72
Other comprehensive loss, net	$(21,593)	$7,558	$(14,035)

The components of other accumulated other comprehensive loss, net of tax, which is a component of shareholders’ equity were as follows:
(Dollars in thousands)	Net Unrealized Losses on Available For Sale Securities	Net Change in Fair Value of Derivatives Used for Cash Flow Hedges	Accumulated Other Comprehensive Loss
Balance, January 1, 2008	$(2,452)	$(114)	$(2,566)
Net Change	(14,107)	72	(14,035)
Balance, June 30, 2008	$(16,559)	$(42)	$(16,601)

Balance, January 1, 2009	$(29,014)	$(3)	$(29,017)
Net Change	(4,855)	3	(4,852)
Balance, June 30, 2009	$(33,869)	$—	$(33,869)

Note 11 – Segment Information

The Corporation operates two main lines of business along with several other operating segments. SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” establishes standards for public business enterprises to report information about operating segments. Operating segments are components of an enterprise, which are evaluated regularly by the chief operating decision-maker in deciding how to allocate and assess resources and performance. The Corporation’s chief operating decision-maker is the President and Chief Executive Officer. The Corporation has applied the aggregation criteria set forth in SFAS No. 131 for operating segments establishing two reportable segments: Community Banking and Wealth Management.

The Community Banking segment provides financial services to consumers, businesses and governmental units primarily in southeastern Pennsylvania and the Lehigh Valley of Pennsylvania. These services include full-service banking, comprised of accepting time and demand deposits, making secured and unsecured commercial loans, mortgages, consumer loans, and other banking services. The treasury function income is included in the Community Banking segment, as the majority of effort and activity of this function is related to this segment. Primary sources of income include net interest income and service fees on deposit accounts. Expenses include costs to manage credit and interest rate risk, personnel, and branch operational and technical support.

The Wealth Management segment includes: trust and investment management services, providing investment management, trust and fiduciary services, estate settlement and executor services, financial planning, and retirement plan and institutional investment services; employee benefits services; and the Cornerstone Companies, registered investment advisors for high net worth, privately held business owners, wealthy families and institutional clients. Major revenue component sources include investment management and advisory fees, trust fees, estate and tax planning fees, brokerage fees, and insurance related fees. Expenses primarily consist of personnel and support

Note 11 – Segment Information – Continued

charges. Additionally, the Wealth Management segment includes an inter-segment credit related to trust deposits which are maintained within the Community Banking segment using a transfer pricing methodology.

The Corporation has also identified several other operating segments. These operating segments within the Corporation’s operations do not have similar characteristics to the Community Banking or Wealth Management segments and do not meet the quantitative thresholds requiring separate disclosure. These non-reportable segments include HNC Reinsurance Company, HNC Financial Company, and the parent holding company and are included in the “Other” category.

Information about reportable segments and reconciliation of the information to the consolidated financial statements follows:

(Dollars in thousands)	Community Banking	Wealth Management	All Other	Consolidated Totals
Three Months Ended June 30, 2009

Net interest income (expense)	$34,617	$149	$(1,313)	$33,453
Provision for loan losses	32,000	-	-	32,000
Noninterest income	16,690	4,979	42	21,711
Noninterest expense (1)	247,628	4,830	292	252,750
(Loss) income before income taxes	(228,321)	298	(1,563)	(229,586)
Income tax (benefit) expense	(6,706)	132	(509)	(7,083)
Net (loss) income	$(221,615)	$166	$(1,054)	$(222,503)

Three Months Ended June 30, 2008

Net interest income (expense)	$26,284	$144	$(1,239)	$25,189
Provision for loan losses	3,107	-	-	3,107
Noninterest income	6,849	4,618	129	11,596
Noninterest expense	20,122	4,134	202	24,458
Income (loss) before income taxes	9,904	628	(1,312)	9,220
Income taxes (benefit)	2,090	235	(432)	1,893
Net income (loss)	$7,814	$393	$(880)	$7,327

(Dollars in thousands)	Community Banking	Wealth Management	All Other	Consolidated Totals
Six Months Ended June 30, 2009

Net interest income (expense)	$71,216	$192	$(2,651)	$68,757
Provision for loan losses	39,121	-	-	39,121
Noninterest income	28,521	9,400	(51)	37,870
Noninterest expense (1)	281,262	9,665	444	291,371
(Loss) income before income taxes	(220,646)	(73)	(3,146)	(223,865)
Income tax (benefit) expense	(4,902)	(8)	(1,047)	(5,957)
Net (loss) income	$(215,744)	$(65)	$(2,099)	$(217,908)

Assets	$5,168,889	$34,784	$6,654	$5,210,327

Six Months Ended June 30, 2008

Net interest income (expense)	$51,785	$149	$(2,538)	$49,396
Provision for loan losses	5,067	-	-	5,067
Noninterest income	13,205	8,933	290	22,428
Noninterest expense	39,690	7,930	556	48,176
Income (loss) before income taxes	20,233	1,152	(2,804)	18,581
Income taxes (benefit)	4,397	434	(881)	3,950
Net income (loss)	$15,836	$718	$(1,923)	$14,631

Assets	$3,842,721	$25,003	$14,508	$3,882,232

(1) Includes a $214.5 million goodwill impairment charge related to the Community Banking segment. See Note 4 – Goodwill and Other Intangibles for additional information.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies disclosed in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008. Consolidating adjustments reflecting certain eliminations of inter-segment revenues, cash and investment in subsidiaries are included in the “All Other” segment.

Note 12 – Financial Instruments with Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

As required by SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133, as amended), the Bank records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Bank has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Bank may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Bank elects not to apply hedge accounting under SFAS 133.

The Bank’s maximum exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amounts of those instruments. The Bank uses the same stringent credit policies in extending these commitments as they do for recorded financial instruments and controls exposure to loss through credit approval and monitoring procedures. These commitments often expire without being drawn upon and often are secured with appropriate collateral; therefore, the total commitment amount does not necessarily represent the actual risk of loss or future cash requirements.

The approximate contract amounts are as follows:

	Total Amount Committed at
Commitments	June 30, 2009	December 31, 2008
(Dollars in thousands)

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$853,253	$995,125
Standby letters of credit and financial guarantees written	45,695	34,806
Financial instruments whose notional or contract amounts exceed the amount of credit risk:
Interest rate swap agreements	198,078	124,214
Interest rate cap agreements	—	200,000

Note 12 – Financial Instruments with Off-Balance Sheet Risk – Continued

The table below presents the fair value of the Bank’s derivative financial instruments as well as their classification on the consolidated balance sheets as of June 30, 2009 and December 31, 2008:

	Asset Derivatives				Liability Derivatives
(Dollars in thousands)	As of June 30, 2009		As of December 31, 2008		As of June 30, 2009		As of December 31, 2008

	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
Derivatives designated as hedging instruments under SFAS 133
Interest Rate Products	Other Assets	$—	Other Assets	$—	Other Liabilities	$195	Other Liabilities	$347

Total derivatives designated as hedging instruments under SFAS 133		$—		$—		$195		$347

Derivatives not designated as hedging instruments under SFAS 133
Interest Rate Products	Other Assets	$3,335	Other Assets	$4,523	Other Liabilities	$3,384	Other Liabilities	$5,294

Total derivatives not designated as hedging instruments under SFAS 133		$3,335		$4,523		$3,384		$5,294

The Bank is exposed to changes in the fair value of certain of its fixed rate assets due to changes in benchmark interest rates. The Bank uses interest rate swaps to manage its exposure to changes in fair value on these instruments attributable to changes in the benchmark interest rate. Interest rate swaps designated as fair value hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Bank making fixed-rate payments over the life of the agreements without the exchange of the underlying notional amount. As of June 30, 2009, the Bank had a fair value hedge in the form of an interest rate swap with a current notional amount of $1.9 million which matures in 2017. In addition, four fair value hedges with current notional amounts totaling $7.2 million were acquired from Willow Financial with maturity dates ranging from 2013 to 2016. These swaps do not qualify for hedge accounting treatment and thus all changes in the fair value of the derivatives is recorded in the consolidated statements of operations. As such, based on the increase in the market value of these interest rate swaps, the Corporation recognized a gain of $253,000 and $298,000 in other income in the consolidated statements of operations for the three and six months ended June 30, 2009, respectively.

For derivatives designated and that qualify as fair value hedges, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in earnings. The Bank includes the gain or loss on the hedged items in the same line item as the offsetting loss or gain on the related derivatives.

Derivatives not designated as hedges are not speculative and result from a service the Bank provides to certain customers.  The Bank executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest  rate swaps are simultaneously hedged by offsetting interest rate swaps that the Bank executes with a third party, such that the Bank minimizes its net risk exposure resulting from such transactions. As the interest rate swaps associated with this program do not meet the strict hedge accounting requirements of SFAS 133, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings. As of June 30, 2009, the Bank had 46 interest rate swaps with an aggregate current notional amount of $189.0 million related to this program with maturity dates ranging from 2010 to 2018.

Note 12 – Financial Instruments with Off-Balance Sheet Risk – Continued

The tables below present the effect of the Bank’s derivative financial instruments on the consolidated statements of operations for the three and six months ended June 30, 2009 and 2008:

Derivatives in SFAS 133 Fair Value Hedging Relationships	Classification of Gain/(Loss) Recognized on Derivative	Gain/(Loss) Recognized on Derivative
		Three Months Ended		Six Months Ended
(Dollars in thousands)		June 30,		June 30,
		2009	2008	2009	2008

Interest Rate Products	Interest income	$(23)	$(27)	$(46)	$(43)

Total		$(23)	$(27)	$(46)	$(43)

Derivatives Not Designated as Hedging Instruments Under SFAS 133	Classification of Gain/(Loss) Recognized on Derivative	Gain/(Loss) Recognized on Derivative
		Three Months Ended		Six Months Ended
(Dollars in thousands)		June 30,		June 30,
		2009	2008	2009	2008

Interest Rate Products	Interest income	$(69)	$—	$(150)	$—
	Other income	455	112	723	145

Total		$386	$112	$573	$145

The Bank is exposed to certain risks arising from both its business operations and economic conditions. The Bank principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Bank manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, the Bank enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Bank’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Bank’s known or expected cash receipts and its known or expected cash payments principally related to certain variable rate loan assets and variable rate borrowings.

The Bank has agreements with each of its derivative counterparties that contain a provision where if the Bank defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Bank could also be declared in default on its derivative obligations. The Bank has agreements with some of its derivative counterparties that contain provisions that require the Bank’s debt to maintain an investment grade credit rating from each of the major credit rating agencies. If the Bank’s credit rating is reduced below investment grade then, the Bank may be required to fully collateralize its obligations under the derivative instrument. Certain of the Bank's agreements with some of its derivative counterparties contain provisions where if a specified event or condition occurs that materially changes the Bank's creditworthiness in an adverse manner, the Bank may be required to fully collateralize its obligations under the derivative instrument. The Bank has agreements with certain of its derivative counterparties that contain a provision where if the Bank fails to maintain its status as a well / adequate capitalized institution, then the Bank could be required to settle its obligation under the agreements.

As of June 30, 2009, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $3.8 million. As of June 30, 2009, the Bank has minimum collateral posting thresholds with certain of its derivative counterparties and has posted collateral of $3.2 million against its obligations under these agreements.

Note 12 – Financial Instruments with Off-Balance Sheet Risk – Continued

The Bank also had commitments with customers to extend mortgage loans at a specified rate at June 30, 2009 and 2008 of $36.1 million and $360,000, respectively, and commitments to sell mortgage loans at a specified rate at June 30, 2009 and 2008 of $119.7 million and $175,000, respectively. The commitments are accounted for as a derivative and recorded at fair value. The Bank estimates the fair value of these commitments by comparing the secondary market price at the reporting date to the price specified in the contract to extend or sell the loan initiated at the time of the loan commitment. At June 30, 2009, the Corporation had commitments with a positive fair value of $1.4 million and negative fair value of $205,000 which were recorded in other income on the consolidated statements of operations. At June 30, 2008, the Corporation had commitments with a positive fair value of $2,000 which was recorded in other income on the consolidated statements of operations.

Note 13 – Fair Value Measurements

Effective January 1, 2008, the Corporation adopted SFAS No. 157, which defines fair value, establishes a framework for measuring fair value, and expands disclosure about fair value. SFAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement. There have been no material changes in valuation techniques as a result of the adoption of SFAS No. 157.

Level 1 - Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date.

Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active for identical or similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and significant to the fair value of the assets or liabilities that are developed using the reporting entities’ estimates and assumptions, which reflect those that market participants would use.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

A description of the valuation methodologies used for financial instruments measured at fair value on a recurring basis, as well as the classification of the instruments pursuant to the valuation hierarchy, are as follows:

Securities Available for Sale

Securities classified as available for sale are reported using Level 1, Level 2 and Level 3 inputs. Level 1 instruments generally include equity securities valued based on quoted market prices in active markets. Level 2 instruments include U.S. government agency obligations, state and municipal bonds, mortgage-backed securities, collateralized mortgage obligations and corporate bonds. For these securities, the Corporation obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Level 3 instruments include certain collateralized debt obligations and collateralized mortgage obligations that were valued using a discounted cash flow model prepared by third party investment valuation specialists. See Note 4 – Investment Securities for additional information.

Residential Mortgage Loans Held for Sale

Residential mortgage loans originated and intended for sale in the secondary market are carried at estimated fair value. The Corporation estimates the fair value of mortgage loans held for sale using current secondary loan market rates. The Corporation has determined that the inputs used to value its mortgage loans held for sale fall within Level 2 of the fair value hierarchy.

Derivative Financial Instruments

Currently, the Corporation uses cash flow hedges, fair value hedges and interest rate caps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates, and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

Note 13 – Fair Value Measurements – Continued

The fair values of interest rate options are determined using the market standard methodology of discounting the future expected cash receipts that would occur if variable interest rates fell below (rise above) the strike rate of the floors (caps). The variable interest rates used in the calculation of projected receipts on the floor (cap) are based on an expectation of future interest rates derived from observable market interest rate curves and volatilities.  To comply with the provisions of SFAS No. 157, the Corporation incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Corporation has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Although the Corporation has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of June 30, 2009, the Corporation has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Corporation has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The Corporation also has commitments with customers to extend mortgage loans at a specified rate and commitments to sell mortgage loans at a specified rate. These interest rate and forward contracts for mortgage loans originated and intended for sale in the secondary market are accounted for as derivatives and carried at estimated fair value. The Corporation estimates the fair value of the contracts using current secondary loan market rates. The Corporation has determined that the inputs used to value its interest rate and forward contracts fall within Level 2 of the fair value hierarchy.

Assets and liabilities measured at fair value on a recurring basis are summarized below.

	Fair Value Measurement Using
(Dollars in thousands)	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance June 30, 2009

Assets
Investment securities available for sale:
Obligations of U.S. government agencies and corporations	$—	$500	$—	$500
Obligations of states and political subdivisions	—	284,658	—	284,658
Residential mortgage-backed securities	—	697,429	9,036	706,465
Trust preferred pools/collateralized debt obligations	—	11,139	221	11,360
Corporate bonds	—	8,259	—	8,259
Equity securities	21,062	—	—	21,062
Total investment securities available for sale:	21,062	1,001,985	9,257	1,032,304

Residential mortgage loans held for sale	—	84,778	—	84,778
Derivatives	—	4,729	—	4,729
Total assets	$21,062	$1,091,492	$9,257	$1,121,811
Liabilities
Derivatives	$—	$3,783	$—	$3,783
Total liabilities	$—	$3,783	$—	$3,783

Note 13 – Fair Value Measurements – Continued

Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)

The table below presents a reconciliation of assets measured at fair value on a recurring basis for which the Corporate has utilized significant unobservable inputs (Level 3).

(Dollars in thousands)	Residential mortgage-backed securities	Trust preferred pools/ collateralized debt obligations	Total Investment Securities Available for Sale

Balance, January 1, 2009	$—	$3,149	$3,149
Transfers into Level 3	14,904	—	14,904
Total losses realized:
Included in earnings(1)	(683)	(990)	(1,673)
Included in other comprehensive income	(4,824)	(1,938)	(6,762)
Payments	(361)	—	(361)
Balance, June 30, 2009	$9,036	$221	$9,257

Total losses included in earnings from January 1, 2009 to June 30, 2009 relating to assets still held at June 30, 2009	$(683)	$(990)	$(1,673)

Change in unrealized losses relating to assets still held at June 30, 2009	(4,824)	(1,938)	(6,762)

(1) The loss is reported in net other-than-temporary impairment losses recognized in earnings on investments securities available for sale in the consolidated statements of operations.

Assets Measured at Fair Value on a Nonrecurring Basis

A description of the valuation methodologies and classification levels used for financial instruments measured at fair value on a nonrecurring basis are listed below. These listed instruments are subject to fair value adjustments (impairment) as they are valued at the lower of cost or market.

Impaired Loans

Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or market value. Individually impaired loans are measured based on the fair value of the collateral for collateral dependent loans. The value of the collateral is determined based on an appraisal by qualified licensed appraisers hired by the Corporation or other observable market data which is readily available in the marketplace. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly. At June 30, 2009, impaired loans had a carrying amount of $151.1 million with a valuation allowance of $25.5 million. Impaired loans with a carrying amount of $147.8 million were evaluated during the six months of 2009 using the practical expedient fair value measurement which resulted in an additional valuation allowance of $17.6 million as compared to December 31, 2008.

Goodwill and Other Identifiable Intangibles

The Corporation employs general industry practices in evaluating the fair value of its goodwill and other identifiable intangibles. The Corporation calculates the fair value, with the assistance of a third party specialist, using a combination of the following valuation methods: dividend discount analysis under the income approach, which calculates the present value of all excess cash flows plus the present value of a terminal value and market multiples (pricing ratios) under the market approach. In 2009, management performed its annual review of goodwill and other identifiable intangibles in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Management performed its review by reporting unit and identified goodwill impairment for the Community Banking segment of $214.5 million. This impairment resulted from the decrease in market value caused by underlying capital and credit concerns and was determined based upon the announced sale price of the Corporation to First Niagara for $5.50 per share. No impairment was identified relating to the Corporation’s Wealth Management segment or to other identifiable intangible assets as a part of this annual review. The provisions of FSP FAS 157-2 were applied to the Corporation’s fair value measurement of its goodwill and identifiable intangibles commencing January 1, 2009. The application of this FSP did not have a material impact on the Corporation’s financial statements.

Note 13 – Fair Value Measurements – Continued

Mortgage Servicing Rights

The Corporation estimates the fair value of mortgage servicing rights based upon the present value of future cash flows using a current market discount rate appropriate for each investor group. Some of the primary components in valuing a servicing portfolio are estimates of anticipated prepayment, current market yields for servicing, reinvestment rate, servicing spread retained on the loans, and the cost to service each loan.

The Corporation’s entire portfolio consists of fixed rate loans with a remittance type of schedule/actual and a weighted average servicing fee of .25%. The market value calculation was based on long term prepayment assumptions obtained from Bloomberg for similar pools based on original term, remaining term, and coupon. Where prepayment assumptions for loan pools could not be obtained, projections based on current prepayments, secondary loan market, and input from servicing buyers were used. The Corporation has determined that the inputs used to value its mortgage servicing rights fall within Level 2 of the fair value hierarchy. At June 30, 2009, the Corporation’s mortgage servicing rights had a carrying amount of $2.7 million. In accordance with the provisions of SFAS No.156, “Amending Accounting for Separately Recognized Servicing Assets and Liabilities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” mortgage servicing rights are recorded at lower of cost or market.

Certain assets measured at fair value on a non-recurring basis are presented below:

	Fair Value Measurement Using
(Dollars in thousands)	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance June 30, 2009

Assets
Impaired loans	$—	$122,676	$—	$122,676
Goodwill	—	—	27,031	27,031
Total assets	$—	$122,676	$27,031	$149,707

Disclosures about Fair Value of Financial Instruments

SFAS No. 107-1, “Interim Disclosures about Fair Values of Financial Instruments,” (SFAS 107) requires disclosure of the estimated fair value of an entity’s assets and liabilities considered to be financial instruments. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments as defined in SFAS 107. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Corporation’s general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities, except for certain loans and investments. Therefore, the Corporation had to use significant estimates and present value calculations to prepare this disclosure.

Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.

Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used at June 30, 2009 and December 31, 2008 are outlined below. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed in the fair value measurements section above. The estimated fair value approximates carrying value for cash and cash equivalents, accrued interest and the cash surrender value of life insurance policies. The methodologies for other financial assets and financial liabilities are discussed below:

Short-term financial instruments

The carrying value of short-term financial instruments including cash and due from banks, federal funds sold and securities purchased under agreements to resell, interest-bearing deposits in banks and other short-term investments and borrowings, approximates the fair value of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities or have short-term maturities with interest rates that approximate market rates.

Note 13 – Fair Value Measurements – Continued

Investment securities held to maturity

The estimated fair values of investment securities held to maturity are based on quoted market prices, provided by independent third parties that specialize in those investment sectors. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.

Loans

The loan portfolio, net of unearned income, has been valued by a third party specialist using quoted market prices, if available. When market prices were not available, a credit risk based present value discounted cash flow analysis was utilized. The primary assumptions utilized in this analysis are the discount rate based on the libor curve, adjusted for credit risk, and prepayment estimates based on factors such as refinancing incentives, age of the loan and seasonality. These assumptions were applied by loan category and different spreads were applied based upon prevailing market rates by category.

Deposits

The estimated fair values of demand deposits (i.e., interest and noninterest-bearing checking accounts, savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair value for certificates of deposit was calculated by an independent third party by discounting contractual cash flows using current market rates for instruments with similar maturities, using a credit based risk model. The carrying amount of accrued interest receivable and payable approximates fair value.

Long-term borrowings and subordinated debt

The amounts assigned to long-term borrowings and subordinated debt were based on quoted market prices, when available, or were based on discounted cash flow calculations using prevailing market interest rates for debt of similar terms.

The carrying and fair values of certain financial instruments were as follows:

	June 30, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in thousands)
Cash and cash equivalents	$414,060	$414,060	$102,526	$102,526
Investment securities available for sale	1,032,304	1,032,304	1,141,948	1,141,948
Investment securities held to maturity	33,363	32,908	50,434	50,059
Residential mortgage loans held for sale	84,778	84,778	17,165	17,165
Loans and leases, net	3,284,148	3,169,366	3,618,124	3,591,202
Bank-owned life insurance	88,631	88,631	87,081	87,081
Time deposits	1,574,544	1,592,390	1,588,921	1,613,684
Long-term borrowings	694,586	729,886	759,658	809,618
Subordinated debt	93,784	48,103	93,743	50,474

Note 14 – Subsequent Event

On July 27, 2009, the Corporation and First Niagara Financial Group, Inc. (“First Niagara”), the holding company for First Niagara Bank, announced that they had entered into an Agreement and Plan of Merger (“Merger Agreement”), dated July 26, 2009, which sets forth the terms and conditions pursuant to which the Corporation will merge into First Niagara in a transaction valued at approximately $237 million. Under the terms of the Merger Agreement, stockholders of the Corporation will receive 0.474 shares of First Niagara stock for each share of common stock they own, representing a premium of about 37.5% based on the Corporation’s closing price on July 24, 2009 of $4.00 per share. The exchange ratio is based on First Niagara’s five-day average closing stock price of $11.60 on July 22, 2009. The exchange ratio is subject to adjustment under certain circumstances if loan delinquencies at the Corporation exceed specified amounts. The Corporation recorded a goodwill impairment charge of $214.5 million, resulting from the decrease in market value caused by underlying capital and credit concerns which was valued through the merger agreement. The impairment effectively constituted the difference between the sale price of the Corporation to First Niagara for $5.50 per share, which established the fair value of the Corporation, compared to the Corporation’s book value per share of $10.75 prior to the impairment charge with further evaluation through the Corporation’s step two goodwill analysis. See Note 4 – Goodwill and Other intangibles for further information.

Note 14 – Subsequent Event - Continued

    The Board of Directors of the Corporation and First Niagara have approved the Merger Agreement, but the transaction remains subject to regulatory approval and other customary closing conditions, as well as the approval of the Corporation’s shareholders. The merger is intended to qualify as reorganization for federal income tax purposes, such that shares of the Corporation exchanged for shares of First Niagara will be issued to the Corporation’s shareholders on a tax-free basis. It is expected that the transaction will be completed in the first quarter of 2010.